Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS AND
TRANSITION IN SENIOR MANAGEMENT

TOANO, Va., April 29, 2015 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2015.

First Quarter Results

Net sales in the first quarter of 2015 were $260.0 million, an increase of 5.6% from the first quarter of 2014 and a compound annual growth rate of 6.2% over the first quarter of 2013. Net sales in the month of March 2015 were $89.4 million, a decrease of 12.8% in comparison to March 2014. Net sales trends in March 2015 were significantly weaker than trends in January and February 2015, as net sales were negatively impacted by unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China. The Company opened four new stores during the first quarter of 2015 and was operating 356 locations at March 31, 2015.

In comparable stores, net sales for the quarter decreased 1.8% in comparison to the first quarter of 2014, due to a 6.2% decrease in the average sale, partially offset by a 4.4% increase in the number of customers invoiced. In the month of March 2015, net sales at comparable stores decreased 17.8% due to a 6.5% decrease in the average sale and an 11.3% decrease in the number of customers invoiced.

Gross margin was 35.2% in the first quarter of 2015 including approximately $1.6 million, or 62 basis points, in incremental transportation expenses incurred in conjunction with the consolidation and transition of the East Coast distribution center. Gross margin also included approximately $2.3 million, or 88 basis points, in costs related to the ongoing indoor air quality testing program provided to certain of the Company’s customers comprised of approximately $1.8 million incurred for the testing program and an increase of $0.5 million for estimated future customer service costs. Gross margin in the first quarter of 2014 was 41.1%. In comparison to 2014, gross margin was also adversely impacted by certain planned changes in the marketing of the Company’s value proposition, which occurred prior to March, and greater promotional pricing in March to drive customer traffic.

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2015 increased $18.6 million, or 23.6%, from the first quarter of 2014 to $97.4 million primarily due to a $10.0 million non-deductible accrual for a regulatory matter (which is discussed in more detail in the Company’s Form 10-Q for the quarter ended March 31, 2015), a $3.3 million increase in legal and professional fees and $1.1 million of incremental expenses to complete the consolidation and transition of the East Coast distribution center. SG&A expenses were 37.5% of net sales in the first quarter of 2015, compared to 32.0% of net sales in the first quarter of 2014.

Net loss was $7.8 million, or a loss of $0.29 per diluted share, in the first quarter of 2015 and net income was $13.7 million, or $0.49 per diluted share, in the first quarter of 2014.

Robert M. Lynch, President and Chief Executive Officer, commented, “Taking care of our customers continues to be our top priority and we have dedicated resources toward that goal. Additionally during the quarter, we completed the transition and consolidation of our four existing East Coast distribution facilities into our new million square foot distribution center in Virginia, and we are now effectively serving our stores with that facility. Costs related to legal and professional fees and a regulatory accrual were significant in the first quarter, however, we are committed to addressing the challenges presented while maintaining our focus on our core business and value proposition.”

Revolving Credit Agreement

The Company also announced it has entered into an agreement with Bank of America, N.A. for a senior secured $100 million asset-based revolving credit facility, which amends and restates the Company’s existing $50 million revolving credit facility. The asset-based senior secured facility carries a five year term, is primarily secured by the Company’s inventory, and generally maintains the interest rates and fees of the Company’s existing revolving credit facility. The Company intends to continue to use the asset-based senior secured facility to fund operations and anticipated capital expenditures. The Company currently has $20.0 million outstanding under this facility.

Company Outlook

Thus far in the second quarter of 2015, net sales through April 27, 2015 decreased 1.9%, resulting in a two-year compound annual growth rate of 1.3% in comparison to the same period in 2013. Net sales at comparable stores decreased 7.2% as a result of a 5.9% decrease in the number of customers invoiced and a 1.3% decrease in the average sale.

Open orders were $52.6 million at April 27, 2015, a decrease of 8.2% over the total at April 27, 2014. The open order balance is increased each day by gross new orders and decreased by invoiced sales and “net adjustments, including returns.” As a percentage of gross new orders, “net adjustments, including returns” were 11% of gross new orders for the period from April 1, 2015 through April 27, 2015.

April gross margin has historically been adversely impacted by the Company’s annual “Big Sale”, and as a result, is generally lower than the gross margin for the second quarter. Given the trends through April 27, 2015, April gross margin is currently expected to range from 31.0% to 32.0%. Gross margin in April 2014 was 38.7% and gross margin for the second quarter of 2014 was 40.4%. Gross margin in April 2015 continues to be adversely impacted by certain planned changes in the marketing of the Company’s value proposition, changes in the sales mix of flooring and greater promotional pricing to drive customer traffic.

At this time, the Company cannot estimate a full year outlook, but does expect the following for the full year 2015:

•	The opening of a total of 25 to 35 new store locations in the expanded showroom format.

•	The remodeling of a total of 10 to 20 existing stores in the expanded showroom format.

•	Capital expenditures between $20 million and $30 million.

Transition in Senior Management

The Company also announced that the Company and Daniel E. Terrell have agreed that Mr. Terrell’s role as the Company’s Chief Financial Officer will terminate effective June 1, 2015. Mr. Terrell has been the Company’s Chief Financial Officer since October 2006 and prior to assuming that position, he served as Controller from November 2004.

Mr. Lynch commented, “For more than ten years, Dan has provided invaluable leadership and service to the Company. He played a critical role in our initial public offering and has been key to our growth over the years. The Company is grateful for Dan’s contributions and commitment and appreciates his agreement to provide consulting services and transition assistance for a period after June 1.”

In connection with Mr. Terrell’s departure, the Company has appointed Gregory A. Whirley, Jr. as Senior Vice President, Finance and he will serve as interim Chief Financial Officer beginning on June 1, 2015.  Mr. Whirley has spent the last thirteen years at Ernst & Young LLP (EY) where he most recently served as Senior Manager – National Professional Practice, where he worked on a team that was responsible for quality matters and EY’s relationship with the Public Company Accounting Oversight Board.  While at EY, he provided clients in various industries, including retail and consumer products, manufacturing, and healthcare, with a broad range of audit and financial services.  Experienced in both public and private company financial reporting and accounting, he served on the team that supported the Company when it went public in 2007 and has worked on the Company’s account at various points in the past.

Mr. Lynch continued, “We are extremely pleased to have Greg join our Lumber Liquidators' team. We believe his previous involvement with the Company, including with respect to our IPO, will enable him to make immediate contributions to our business and operations. Further, we previous involvement with the Company and knowledge of our business and personnel will be key assets and allow him to make immediate contributions to our business and operations. Further, we welcome the insight and perspective that he will bring to the Company through his experience with a wide range of companies and industries.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, April 29, 2015, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 6, 2015 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13605390. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 355 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about the corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, earnings performance, margins, return on invested capital, strategic direction, capital expenditures, supply chain, clearance events, the demand for the Company’s products, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the availability of sufficient suitable hardwood; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumer’s purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the business of the expansion of laminate products sourced from Europe and North America; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the costs and outcome of pending or potential litigation or governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of (i) the Form 10-K for the year ended December 31, 2014 and (ii) the Form 10-Q for the quarter ended March 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$43,889	$20,287
Merchandise Inventories	301,476	314,371
Prepaid Expenses	7,488	5,575
Other Current Assets	12,669	17,044
Total Current Assets	365,522	357,277
Property and Equipment, net	129,190	124,867
Goodwill	9,693	9,693
Other Assets	1,622	1,625
Total Assets	$506,027	$493,462
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$63,574	$80,303
Customer Deposits and Store Credits	34,165	34,943
Accrued Compensation	4,028	3,693
Sales and Income Tax Liabilities	5,486	7,472
Other Current Liabilities	36,409	17,836
Total Current Liabilities	143,662	144,247
Deferred Rent	6,647	6,603
Deferred Tax Liability	10,508	10,558
Revolving Credit Facility	20,000	—
Total Liabilities	180,817	161,408

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,080,952 and 27,069,307 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,822,927 and 2,816,780 shares, respectively)	(138,953)	(138,692)
Additional Capital	179,021	177,479
Retained Earnings	286,253	294,033
Accumulated Other Comprehensive Loss	(1,141)	(796)
Total Stockholders’ Equity	325,210	332,054
Total Liabilities and Stockholders’ Equity	$506,027	$493,462

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income (Loss)

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Net Sales	$259,961	$246,291
Cost of Sales	168,349	145,004
Gross Profit	91,612	101,287

Selling, General and Administrative Expenses	97,445	78,866

Operating (Loss) Income	(5,833)	22,421

Other (Income) Expense	251	94
(Loss) Income Before Income Taxes	(6,084)	22,327

Provision for Income Taxes	1,696	8,633
Net (Loss) Income	$(7,780)	$13,694
Net (Loss) Income per Common Share—Basic	$(0.29)	$0.50
Net (Loss) Income per Common Share—Diluted	$(0.29)	$0.49

Weighted Average Common Shares Outstanding:
Basic	27,071,684	27,521,443
Diluted	27,071,684	27,832,110

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Cash Flows from Operating Activities:
Net (Loss) Income	$(7,780)	$13,694
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,170	3,437
Stock-Based Compensation Expense	1,326	1,514
Changes in Operating Assets and Liabilities:
Merchandise Inventories	12,662	4,897
Accounts Payable	(15,464)	(16,305)
Customer Deposits and Store Credits	(671)	11,170
Prepaid Expenses and Other Current Assets	2,454	(533)
Other Assets and Liabilities	16,460	4,421
Net Cash Provided by Operating Activities	13,157	22,295

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,980)	(14,384)
Net Cash Used in Investing Activities	(8,980)	(14,384)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(261)	(17,664)
Proceeds from the Exercise of Stock Options	—	2,089
Excess Tax Benefit from Stock-Based Compensation	(78)	3,224
Borrowings on Revolving Credit Facility	39,000	—
Payments on Revolving Credit Facility	(19,000)	—
Net Cash Provided by (Used in) Financing Activities	19,661	(12,351)
Effect of Exchange Rates on Cash and Cash Equivalents .	(236)	(129)
Net Increase (Decrease) in Cash and Cash Equivalents	23,602	(4,569)
Cash and Cash Equivalents, Beginning of Period	20,287	80,634
Cash and Cash Equivalents, End of Period	$43,889	$76,065